CLEARSIGN COMBUSTION CORPORATION

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT is entered into, effective as of March __, 2012 by and between ClearSign Combustion Corporation, a Washington corporation (the “Company”), and [___________________ ](“Indemnitee”).

WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available;

WHEREAS, Indemnitee is a director and/or officer of the Company; and

WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability in order to enhance Indemnitee’s continued and effective service to the Company, and in order to induce Indemnitee to provide services to the Company as a director and/or officer, the Company wishes to provide in this Agreement for the indemnification of and advance of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by Washington state law and as set forth in this Agreement, and, to the extent insurance is maintained, for the coverage of Indemnitee under the Company’s director and officer liability insurance policies.

NOW, THEREFORE, in consideration of the above premises and of Indemnitee’s continued service to the Company, and intending to be legally bound hereby, the parties agree as follows:

1.    Certain Definitions.

(a)	“Board” means the board of directors of the Company.

(b)	“Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company (collectively “excluded persons”), is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power represented by the Company’s then outstanding Voting Securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board, or (iii) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings), or (iv) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger (other than any shareholder that merges, or which owns or controls another corporation that merges with the Company in such merger) cease to own their shares or other equity interest in the Company, or (v) in the event of a dissolution or liquidation of the Company, or (vi) the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets, or (vii) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction.

(c)	“Company” shall include, in addition to the Company named in this Agreement, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger with the Company, which constituent corporation, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents. For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan or its participants or beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests” of the Company as referred to in this Agreement.

(d)	“Expenses” mean any expense, liability, or loss, including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement, paid or incurred in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding relating to any Indemnifiable Event.

(e)	“Indemnifiable Event” means any event or occurrence that takes place either prior to or after the effective date of this Agreement, relating to the fact that Indemnitee is or was a director or an officer of the Company, or while a director or officer is or was serving at the request of the Company as a director, officer, employee, trustee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by Indemnitee in any such capacity.

(f)	“Independent Counsel” means the person or body appointed in connection with Section 3.

(g)	“Potential Change in Control” shall be deemed to have occurred if (i) the Company enters into an agreement or arrangement, the consummation of which would result in the occurrence of a Change in Control, (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions that, if consummated, would constitute a Change in Control, (iii) any person (other than an Excluded Person) who is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s then outstanding Voting Securities, increases his beneficial ownership of such securities by 5% or more over the percentage so owned by such person on the date hereof, or (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(h)	“Proceeding” means (i) any threatened, pending, or complete action, suit, or proceeding, whether civil, criminal, administrative, investigative, or other, or (ii) any inquiry, hearing, or investigation, whether conducted by the Company or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, or proceeding.

(i)	“Reviewing Party” means the person or body appointed in accordance with Section 3.

(j)	“Voting Securities” means any securities of the Company that vote generally in the election of directors.

2.    Agreement to Indemnify.

(a)      General Agreement. In the event Indemnitee was, is, or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee from and against any and all Expenses to the fullest extent permitted by law, as the same exists or may hereafter be amended or interpreted (but in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the Company to provide broader indemnification rights than were permitted prior thereto).

(b)      Limitations on Indemnification. Indemnification shall be provided to any Indemnitee to the fullest extent permitted by the Revised Code of Washington (“RCW”). Accordingly, the RCW substantially provides the following limitations, which shall apply to any indemnification provided under this Agreement:

(1)  A corporation may not indemnify a director unless approved in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the applicable Standard of Conduct (defined below).

(2)  The determination shall be made:

     (a)  by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the Proceeding;

     (b)  if a quorum cannot be obtained under (a) above, by majority vote of a committee duly designated by the Board, in which designation directors who are parties may participate, consisting solely of two or more directors not at the time parties to the Proceeding;

     (c)  by special legal counsel:

(i)        selected by the Board or its committee in the manner prescribed in (a) or (b) of this subsection; or

(ii)       if a quorum of the Board cannot be obtained under (a) of this subsection and a committee cannot be designated under (b) of this subsection, selected by majority vote of the full Board, in which selection directors who are parties may participate; or

(d)  by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the Proceeding may not be voted on the determination.

An individual shall be deemed to have met the “Standard of Conduct”, and the Company may indemnify an individual made a party to a proceeding because the individual is or was a director and/or officer against liability incurred in the proceeding if:

(a)  the individual acted in good faith; and

(b)  the individual reasonably believed:

(i)          in the case of conduct in the individual’s official capacity with the Company, that the individual’s conduct was in its best interests; and

(ii)         in all other cases, that the individual’s conduct was at least not opposed to its best interests; and

(c)  in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful.

Notwithstanding the foregoing, the Company may not indemnify a director and/or officer:

(a)  in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company; or

(b)  in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

Indemnification permitted under this Section in connection with a proceeding by or in the right of the Company is limited to reasonable expenses incurred in connection with the proceeding.

(c)    Initiation of Proceeding. Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Proceeding initiated by Indemnitee against the Company or any director or officer of the Company unless (i) the Company has joined in or the Board has consented to the initiation of such Proceeding, (ii) the Proceeding is one to enforce indemnification rights under Section 5, or (iii) the Proceeding is instituted after a Change in Control and Independent Counsel has approved its initiation.

(d)    Expense Advances. If so requested by Indemnitee, the Company shall advance (within ten business days of such request) any and all Expenses to Indemnitee (an “Expense Advance”); provided that such request shall be accompanied by reasonable evidence of the expenses incurred by Indemnitee and that, if and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid. If Indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, as provided in Section 4, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or have lapsed).

(e)    Mandatory Indemnification. Notwithstanding any other provision of this Agreement (other than Section 2(f) below), to the extent that Indemnitee has been successful on the merits in defense of any Proceeding relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

(f)    Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

(g)    Other Exceptions to Indemnification. No indemnification pursuant to this Agreement shall be paid by the Company on account of:

(i)                  any Proceeding in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Act, as amended, or any similar statute;

(ii)                 any reimbursement of the Company by Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act); or

(iii)                expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to Indemnitee by an insurance carrier under the D&O Liability Insurance (defined below) policy maintained by the Company.

(h)     Mutual Acknowledgement. Both the Company and Indemnitee acknowledge that in certain instances Federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers and employees under this Agreement or otherwise.  Indemnitee understands and acknowledges that the Company may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

3.    Reviewing Party. Prior to any Change in Control, the Reviewing Party shall be any appropriate person or body consisting of a member or members of the Board or any other person or body appointed by the Board who is not a party to the particular Proceeding with respect to which Indemnitee is seeking indemnification; after a Change in Control, the Reviewing Party shall be the Independent Counsel referred to below. With respect to all matters arising after a Change in Control (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control) concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any other agreement or under applicable law or the Company’s Amended and Restated Certificate of Incorporation or bylaws now or hereafter in effect relating to indemnification for Indemnifiable Events, the Company shall seek legal advice only from Independent Counsel selected by Indemnitee and approved by the Company and who has not otherwise performed services for the Company or the Indemnitee (other than in connection with indemnification matters) within the last five years. The Independent Counsel shall not include any person who, under the applicable standards of professional conduct then prevailing would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent the Indemnitee should be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the Independent Counsel and to indemnify fully such counsel against any and all expenses (including attorney’s fees), claims, liabilities, loss, and damages arising out of or relating to this Agreement or the engagement of Independent Counsel pursuant hereto.

4.    Indemnification Process and Appeal.

(a)     Suit To Enforce Rights. Regardless of any action by the Reviewing Party, if Indemnitee has not received full indemnification within 60 days after making a request in accordance with Section 2(d), Indemnitee shall have the right to enforce its indemnification rights under this Agreement by commencing litigation, in any appropriate court having subject matter jurisdiction thereof and in which venue is proper, seeking an initial determination by the court or challenging any determination by the Reviewing Party or any aspect thereof, provided, however, that such 60-day period shall be extended for reasonable time, not to exceed another 60 days, if the reviewing party in good faith requires additional time for the obtaining or evaluating of documentation and information relating thereto. The Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party not challenged by the Indemnitee shall be binding on the Company and Indemnitee. The remedy provided for in this Section 4 shall be in addition to any other remedies available to Indemnitee in law or equity.

(b)     Defense to Indemnification, Burden of Proof, and Presumptions. It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for Expenses incurred in defending a Proceeding in advance of its final disposition where the required undertaking has been tendered to the Company) that is not permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed. In connection with any such action or any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proving such a defense or determination shall be on the Company. Neither the failure of the Reviewing Party or the Company (including its Board, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action by Indemnitee that indemnification of the claimant is proper under the circumstances because Indemnitee has met the Standard of Conduct set forth herein and under applicable law, nor an actual determination by the Reviewing Party or Company (including its Board, independent legal counsel, or its shareholders) that the Indemnitee had not met such applicable Standard of Conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable Standard of Conduct. For purposes of this Agreement, the termination of any claim, action, suit, or proceeding, by judgment, order, settlement (whether with or without court approval), conviction, or upon a plea of nolo contendere, or its equivalent shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

5.    Indemnification for Expenses Incurred in Enforcing Rights. The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten business days of such request), advance such Expenses to Indemnitee, that are incurred by Indemnitee in connection with any claim asserted against or covered action brought by Indemnitee for (i) indemnification of Expenses or Expense Advances by the Company under this Agreement or any other agreement or under applicable law or the Company’s Amended and Restated Certificate of Incorporation or bylaws now or hereafter in effect relating to indemnification for Indemnifiable Events, and or (ii) recovery under directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, Expense Advances, or insurance recovery, as the case may be.

6.    Notification and Defense of Proceeding.

(a)     Notice. Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof, but the omission so to notify the Company will not relieve the Company from any liability that it may have to Indemnitee, except as provided in Section 6(c).

(b)     Defense. With respect to any Proceeding as to which Indemnitee notifies the Company of the commencement thereof, the Company shall be entitled to participate in the Proceeding at its own expense and except as otherwise provided below, to the extent the Company so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense of any Proceeding, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently incurred by Indemnitee in connection with the defense of such Proceeding other than reasonable costs of investigation or as otherwise provided below. Indemnitee shall have the right to employ his or her own legal counsel in such Proceeding, but all Expenses related thereto incurred after notice from the Company of its assumption of the defense shall be at Indemnitee’s expense unless: (i) the employment of legal counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and the Company in the defense of the Proceeding, (iii) after a Change in Control, the employment of counsel by Indemnitee has been approved by the Independent Counsel, or (iv) the Company shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which case all Expenses of the Proceeding shall be borne by the Company. The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company or as to which Indemnitee shall have made the determination provided for in (ii) above.

(c)     Settlement of Claims. The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without the Company’s written consent, provided, however, that if a Change in Control has occurred, the Company shall be liable for indemnification of Indemnitee for amounts paid in settlement if the Independent Counsel has approved the settlement. The Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. The Company shall not be liable to indemnify the Indemnitee under this Agreement with regard to any judicial award if the Company was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action; the Company’s liability hereunder shall not be excused if participation in the Proceeding by the Company was barred by this Agreement.

7.    Non-Exclusivity. The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company’s Amended and Restated Certificate of Incorporation, bylaws, applicable law, or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s Amended and Restated Certificate of Incorporation, bylaws, applicable law, or this Agreement, it is the intent of the parties that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change.

8.    Directors and Officers Liability Insurance.

(a)  The Company shall obtain and maintain a policy or policies of insurance (“D&O Liability Insurance”) with reputable insurance companies providing liability insurance for directors and officers of the Company in their capacities as such (and for any capacity in which any director or officer of the Company serves any other person or entity at the request of the Company), in respect of acts or omissions occurring while serving in such capacity, on terms with respect to coverage and amount (including with respect to the payment of expenses) no less favorable than those of such policy in effect on the date hereof except for any changes approved by the Board of Directors of the Company.

(b)  Indemnitee shall be covered by the Company’s D&O Liability Insurance policies as in effect from time to time in accordance with the applicable terms to the maximum extent of the coverage available for any other director or officer under such policies. The Company shall, promptly after receiving notice of a Proceeding as to which Indemnitee is a party or a participant (as a witness or otherwise), give notice of such proceeding to the insurers under the Company’s D&O Liability Insurance policies in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable actions to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies. The failure or refusal of any such insurer to pay any such amount shall not affect or impair the obligations of the Company under this Agreement.

(c)  Upon request by Indemnitee, the Company shall provide to Indemnitee copies of the D&O Liability Insurance policies as in effect from time to time. The Company shall promptly notify Indemnitee of any material changes in such insurance coverage.

9.    Amendment of this Agreement.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

10.   Subrogation.  In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

11.   No Duplication of Payments.  The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise received payment (under any insurance policy, bylaw, or otherwise) of the amounts otherwise indemnifiable hereunder.

12.   Binding Effect.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs, and personal and legal representatives. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity pertaining to an Indemnifiable Event even though he or she may have ceased to serve in such capacity at the time of any Proceeding.

13.   Severability.  If any provision (or portion thereof) of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void, or otherwise unenforceable, that is not itself invalid, void, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void, or unenforceable.

14.   Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Washington applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

15.   Notices.  All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed to the Company at:

ClearSign Combustion Corporation

12870 Interurban Avenue South

Seattle, Washington 98168

Fax: (206) 673-4848

Attn: Chief Executive Officer

Notice of change of address shall be effective only when given in accordance with this Section. All notices complying with this Section shall be deemed to have been received on the date of delivery or on the third business day after mailing.

16.   Entire Agreement.  Subject to the provisions of Section 2(a), this Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

17.   Retroactivity.  This Agreement shall be deemed to have been in effect during all periods that Indemnitee was a director and/or officer of the Company, regardless of the date of this Agreement.

18.   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Indemnification Agreement as of the day specified above.

COMPANY:

CLEARSIGN COMBUSTION CORPORATION

By:
Richard F. Rutkowski
Chief Executive Officer

INDEMNITEE:
Name of Indemnitee (print name)

Signature